EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of April 25, 2012, by and between ITRACKR SYSTEMS, INC. and its subsidiaries (the "Company"), and JUSTIN FRERE ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and individually referred to as a "Party."

RECITALS

A. The Company is desirous of engaging the services of Executive as Chief Financial Officer ("CFO") (Principle Financial Officer and Principle Accounting Officer) of the Company, on the terms and conditions set forth in this Agreement;

B. Executive is desirous of accepting such employment, title, and attendant responsibilities on the terms and conditions set forth in this Agreement; and

AGREEMENT

In consideration of the foregoing promises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

I.      EMPLOYMENT.

A. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of April 25, 2012 (the "Hire Date").

B. Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company which are normally associated with the position of CFO. However, at all times during his employment, Executive shall be subject to the direction and policies from time to time established by the Board of Directors (the "Board").

C. The Company's employment of Executive as CFO shall commence on the Hire Date and shall continue for an period to be determined at the sole discretion of the Board. Notwithstanding anything herein to the contrary, the Parties agree Executive is an at-will employee and either Party may terminate Executive's employment under this Agreement at any time, with or without cause.

D. As CFO, Executive shall be permitted to perform the services he is required to perform pursuant to this Agreement at whatever location he elects, including his residence; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

II.     LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

A. During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.  It is estimated that work required will consume approximately ten hours per week.

B. During his employment by the Company, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the products or proposed products of the Company.  Company acknowledges that current work for Net Element does not create any competition with the Company.

III.    COMPENSATION OF EXECUTIVE.

A. While employed by the Company as CFO, the Company shall guarantee to pay employee a base salary of Four Thousand Five Hundred ($4,500.00) per month plus $150 per hour in excess of 30 hours worked per month payable in regular periodic payments in accordance with Company policy under this Agreement, and any extensions thereof.

B. As CFO, Executive shall, in the discretion of the Board and in accordance with Company policy, be eligible to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and its employees.

C. As CFO, Executive's performance shall be reviewed by the Board on a periodic basis (not less than once each fiscal year) and the Board may, in its sole discretion, award such bonuses to Executive as shall be appropriate or desirable based on Executive's performance. The Company agrees that Executive shall be reviewed within twelve (12) months of commencing employment hereunder.

IV.           EXPENSES

A. EXPENSES.  The Company shall reimburse Executive for all reasonable, ordinary and necessary expenses including, but not limited to, automobile and other business travel and customer entertainment expenses (no prior approval from direct report required up to $1,000 per month) incurred in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for employee reimbursement, provided, however, Executive shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of the Internal Revenue Code, as amended (the "Code"), as a condition precedent to such reimbursement.  The Company shall be responsible for any and all phone and communication expenses, in which Executive incurs which are business related separate from the above-mentioned expenses, Executive shall submit monthly phone records for the Company’s review and acceptance prior to reimbursement for out-of-pocket phone and communications expenses.

V.      CONFIDENTIAL INFORMATION; NONSOLICITATION.

A. Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company, (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

VI.     ASSIGNMENT AND BINDING EFFECT.

A. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

VII.    NOTICES.

A. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

1.	If to the Company:	2.	If to Executive:

	iTrackr Systems, Inc. 1191 E Newport Center Drive Suite PH-D Deerfield Beach, FL 33442 Attn: Chairman of the Board of Directors		Justin Frere 1525 10th Street Los Osos, CA 93402 jfrere@yahoo.com

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

VIII.   CHOICE OF LAW.

A. This Agreement is made in Deerfield Beach, Florida. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

IX.     INTEGRATION.

A. This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

X.      AMENDMENT.

A. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

XI.     WAIVER.

A. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

XII.    SEVERABILITY.

A. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

XIII.   INTERPRETATION; CONSTRUCTION.

A. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

XIV.    REPRESENTATIONS AND WARRANTIES.

A. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

XV.     COUNTERPARTS.

A. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

XVI. INDEMNIFICATION

A. The Company shall indemnify and hold harmless the Executive (“Indemnitee”) from and against any claims, damages, expenses (including attorneys  fees), judgements, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) and to which the Indemnitee was or is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was a director, officer, shareholder, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of anything done or not done by the Indemnitee in any such capacity or capacities, provided that the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

B. The Company expressly confirms and agrees that it has entered into above indemnification agreement and assumed the obligations imposed on it hereby in order to induce the Indemnitee to serve or to continue to serve in such capacity.

C. In the event the Indemnitee is required to bring any action to enforce his rights or to collect monies due under this indemnification and is successful in such action, the Company shall promptly reimburse the Indemnitee  for all of the the Indemnitee’s reasonable fees and expenses in bringing and pursuing such action, including reasonable attorneys’ fees (including trial, appellate and other attorneys’ fees) court costs, Indemnitee time and other related expenses.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:
Michael Uhl, Director

By:
Jacobo Melcer, CEO, Director

By:
Justin Frere